UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

3400 Douglas Boulevard, Suite 285
Roseville, California 95661-3875
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 1, 2014 (the “Closing Date”), Solar Power, Inc. (the “Company”) completed the acquisition of all the outstanding capital stock, including 99,999 Ordinary “A” shares and 1 Ordinary “B” share, of Sinsin Renewable Investment Limited, a limited liability company registered in Malta (“Sinsin”), from Sinsin Europe Solar Asset Limited Partnership and Sinsin Solar Capital Limited Partnership (collectively, “Sinsin Sellers”), a transaction previously announced in the Current Report on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) on September 15, 2014.

Sinsin engages in the development, acquisition, management and operation of projects, plants, factories, warehouses, stores and facilities that produce alternative energy and the distribution, supply and sale of such alternative energy, through a 26.57-megawatt photovoltaic plant in Greece. Other than in respect of the transaction described in the immediately preceding paragraph, there is no material relationship between any of Sinsin Sellers and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such director or officer.

The aggregate consideration to acquire all the outstanding capital stock of Sinsin was euro 70.7 million (approximately $91.8 million) (the “Purchase Price”), 70% of which was settled with cash and the remaining 30% was paid with 38,174,915 shares of the Company’s common stock (the “Purchase Price Shares”). The Purchase Price Shares are subject to a lock-up period for three months. In addition, a loan of euro 68.4 million (approximately $88.9 million) extended from one of Sinsin Sellers, Sinsin Europe Solar Asset Limited Partnership, to Sinsin was deemed settled in full on the Closing Date.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements and Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed within 71 calendar days after the date upon which this Current Report on Form 8-K is required to be filed with the SEC.

(b) Pro Forma Financial Information.

The unaudited pro forma combined consolidated financial information required by Item 9.01(b) of Form 8-K will be filed within 71 calendar days after the date upon which this Current Report on Form 8-K is required to be filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: December 5, 2014	/s/ Amy Jing Liu Name: Amy Jing Liu Title: Chief Financial Officer

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